Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
XO Communications, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-103428 and No. 333-106302) on Form S-8 of XO Communications, Inc. of our reports dated March 18, 2005, with respect to the consolidated balance sheets of XO Communications, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004 and for the period from January 1, 2003 to December 31, 2003 (XO period) and for the portion of January 1, 2003, related to Predecessor XO’s reorganization gain (Predecessor XO period), and the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of XO Communications, Inc.

On June 23, 2004, XO completed the acquisition of all of the telecommunications services assets of Allegiance Telecom, Inc. (Allegiance), and management excluded from its assessment of the effectiveness of XO’s internal control over financial reporting as of December 31, 2004, Allegiance’s internal control over financial reporting associated with total revenues of approximately $217.2 million included in the consolidated financial statements of XO for the year ended December 31, 2004. Our audit of internal control over financial reporting of XO also excluded an evaluation of Allegiance’s internal control over financial reporting.

As discussed in Note 20 to the consolidated financial statements, on January 16, 2003, XO Communications, Inc. emerged from bankruptcy. The consolidated financial statements of XO Communications, Inc. reflect the impacts of adjustments to reflect the fair value of assets and liabilities under fresh start reporting, which was applied effective January 1, 2003. As a result, the consolidated financial statements of XO Communications, Inc. are presented on a different basis than those of Predecessor XO and, therefore, are not comparable in all respects.

/s/ KPMG LLP

McLean, VA
March 18, 2005